FEDNAT REPORTS THIRD QUARTER 2021 RESULTS AND
ANNOUNCES MAJOR SHIFT IN COMPANY STRATEGY

FedNat to Refocus on Florida Homeowners Market and Exit Non-Florida Markets

Sunrise, Florida, November 8, 2021 - FedNat Holding Company (the “Company” or "FedNat") (Nasdaq: FNHC) today reported results for the three and nine months ended September 30, 2021. The Company also announced its intent to refocus its operations on the Florida homeowners market and to exit non-Florida markets.

Refocus on Florida Homeowners Market

FedNat announced its intent to refocus operations on the Florida market, which has been the Company’s historical focus since its founding in 1992. In conjunction with this decision, FedNat has elected to commence an orderly runoff of the insurance operations of Maison Insurance Company (“Maison”). Maison will be filing appropriate documentation with its insurance regulators in Louisiana, Florida and Texas concerning a withdrawal plan. Subject to the regulatory review, Maison expects to begin non-renewing its Louisiana policies on their anniversary dates beginning in January 2022 and its Texas policies beginning in February 2022. The nonrenewal of Maison’s Florida policies is expected to begin in June 2022.

FedNat Insurance Company’s (“FNIC”) non-Florida book has been written through SageSure, a longstanding partner that is a third-party managing general underwriter, that owns the renewal rights to these policies. After careful coordination and collaboration with SageSure, FedNat expects that in December 2021 SageSure will begin making offers of coverage to FNIC policyholders to renew most policies onto alternative insurance carrier partners of SageSure in Texas and Louisiana that are not affiliated with the Company. FNIC policies in South Carolina, Alabama and Mississippi that were written through SageSure will continue to be renewed by FNIC until such time as SageSure’s carrier partners obtain the necessary licensing in those states, possibly in the second quarter of 2022. The transition of policies to other carriers is subject to applicable insurance laws and regulations.

Michael H. Braun, FedNat’s Chief Executive Officer, said, “The geographic expansion strategy that FedNat launched in 2013 to write homeowners insurance in coastal markets outside of Florida, and then accelerated in 2019, was well-intended given the challenges we were facing in the Florida homeowners market at that time. The acquisition of Maison, and to a lesser extent, the expansion of FNIC’s non-Florida book, ended up being significantly challenged due to the unprecedented number of catastrophe weather events that affected Texas and Louisiana over the past 15 months, coupled with the hardening reinsurance market that began in mid-2019, after our announcement of the acquisition. The impact of these significant catastrophe weather events has put a strain on FedNat’s capital position and further action is now appropriate. We are therefore exiting the non-Florida markets and refocusing on the improving Florida homeowners market, where there has been some legislative reform, and more importantly, we have taken rate of approximately 70% in FNIC and approximately 50% in Monarch National Insurance Company ("MNIC") over the past four years. As a result, we believe now is the right time to focus on writing policies in Florida, where FedNat continues to have significant market share, strong underwriting and claims handling capabilities, and strong agent relationships.”

The Company infused $20 million of capital into FNIC effective as of September 30, 2021 to support its book of business. In accordance with the orderly runoff strategy, the Company elected to make no such infusion into Maison for the third quarter. The Company has approximately $40 million of non-insurance company liquidity heading into the fourth quarter of 2021.

Mr. Braun continued, "FedNat has communicated with Demotech about our intent to refocus our operations on the Florida market and appreciates the constructive analysis and dialogue maintained through a challenging period of time. Demotech has informed FedNat that it is withdrawing its rating from Maison, which we believe is appropriate at this time, while the ratings of FNIC and MNIC are independent of such action."

Mr. Braun continued, “The process of running off the Maison book and transferring the SageSure policies is expected to take approximately 18 months to complete, resulting in a financially stronger company with approximately $450 million of anticipated in-force premium exclusively in Florida. We expect the benefits of this transition to begin to materialize immediately in the form of lower capital requirements and lower exposure to catastrophe weather losses. We will of course continue to provide quality service to all of our policyholders throughout the runoff period."

The Company’s Form 10-Q for the period ended September 30, 2021 will contain further detail with respect to this announcement.

Third Quarter 2021 Results

Q3 2021 highlights (as measured against the same three-month period last year, except where noted):

•Net loss of $24.8 million or $(1.42) per diluted share as compared to net loss of $20.7 million or $(1.51) per diluted share.
•Adjusted operating loss of $26.0 million or $(1.49) per diluted share as compared to adjusted operating loss of $21.5 million or $(1.57) per diluted share.
•Loss before income taxes decreased 26.1% to $24.8 million as compared to $33.5 million.
•$20.0 million or $1.15 per diluted share of claims, net of reinsurance recoveries and fee income, driven by Hurricane Ida, as well as other severe weather events, primarily impacting Louisiana, Florida and Texas.
•$157.0 million of gross written premiums, compared to $180.2 million, reflecting exposure management initiatives.
•Combined ratio of 165.4%, including 37.7 points of net catastrophe losses in the period.
•Gross loss ratio for current quarter attritional losses of 34.0% and gross expense ratio of 25.9%, as compared to 38.3% and 20.6%, respectively, in the third quarter of 2020.
•Florida homeowners in-force policies decreased 22.6% to approximately 168,000, while Florida gross premiums written decreased 13.9%, reflecting continued execution of our strategy to increase revenue per policy and limit the size of our book of business until rates more accurately reflect increased costs of claims and reinsurance.
•Non-insurance company liquidity of approximately $60 million at September 30, 2021, which then decreased to $40 million as a result of a surplus infusion into FedNat Insurance Company ("FNIC") related to third quarter results. No infusion was made to Maison Insurance Company, as stated above.
•Book value per share of $4.08 as of September 30, 2021.

Commenting on FedNat’s third quarter results, Mr. Braun said, "Our results were significantly impacted by catastrophe weather events that primarily impacted Louisiana and Texas. At the same time, the profitability of our Florida homeowners business continued to improve as a result of ongoing rate increases and underwriting actions we have taken to reduce our policy count and insured exposure. Over the past five years, our exposure management efforts have reduced our Florida book by over a third from 272,000 policies-in-force in 2017 to 168,000 at the end of the third quarter of 2021, yet our in-force premiums remained fairly stable at approximately $430 million due to multiple rounds of rate increases. The benefits of these underwriting actions and rate increases are clearly evident in our Florida homeowners attritional loss ratio, which declined to 39% in the third quarter of 2021 as compared to 44% a year ago.”

Revenues

•Total revenue decreased $30.6 million or 31.4%, to $66.7 million for the three months ended September 30, 2021, compared with $97.3 million for the three months ended September 30, 2020. The decrease was driven primarily by increases in ceded premiums from incremental quota-share agreements and lower gross premiums earned, which are discussed in further detail below.
•Gross premiums written decreased $23.2 million, or 12.8%, to $157.0 million in the quarter compared with $180.2 million for the same three-month period last year, which was driven by a reduction in our policies-in-force and exposure across all states, as a result of our rigorous exposure management in response to the challenging litigation environment, partially offset by rate actions taken across our insurance subsidiaries.
•Gross premiums earned decreased $5.1 million, or 2.8%, to $178.4 million for the three months ended September 30, 2021, as compared to $183.5 million for the three months ended September 30, 2020.
•Ceded premiums increased $24.4 million, or 24.5%, to $124.4 million in the quarter, compared to $100.0 million the same three-month period last year. The increase was driven by approximately $26 million of higher quota-share ceded premiums: $20 million related to new and incremental treaties for FNIC's Florida book of business and $6 million related to the quota-share treaty for FNIC's non-Florida book of business cession percentage increasing to 80% from 50% during the fourth quarter of 2020. The increase to ceded premium earned associated with the aforementioned quota-share treaties is largely offset by corresponding reductions in loss and LAE, and commission and other underwriting expenses when comparing the periods.

Expenses

•Losses and loss adjustment expenses (“LAE”) decreased $39.4 million, or 39.8%, to $59.6 million for the three months ended September 30, 2021, compared with $99.0 million for the same three-month period last year driven by higher ceded losses under quota-share reinsurance treaties and lower net catastrophe losses. The net loss ratio decreased 7.9 percentage points, to 110.6% in the current quarter, as compared to 118.5% in the third quarter of 2020, driven primarily by lower net catastrophe losses. The current quarter included approximately $20.3 million of catastrophe losses, net of reinsurance and claims handling fee income, driven by Hurricane Ida as well as other severe weather events, which together impacted Louisiana, Florida and Texas. By comparison, the third quarter of 2020 catastrophe net losses were $38.3 million, net of reinsurance, which included Hurricanes Laura and Sally as well as other severe weather events. Additionally, higher ceded losses through our quota-share treaties and lower attritional losses in FNIC's Florida book of business drove lower current accident year losses, excluding catastrophes, compared to the prior year.
•Our gross expense ratio was 25.9% during the three months ended September 30, 2021, as compared to 20.6% during the three months ended September 30, 2020. The net expense ratio increased 19.0% percentage points to 54.8% in the third quarter of 2021, as compared to 35.8% in the third quarter of 2020 due primarily to higher ceded reinsurance premiums in 2021, as discussed earlier.
•Commissions and other underwriting expenses decreased $1.0 million, or 4.0%, to $23.6 million for the three months ended September 30, 2021, compared with $24.6 million for the three months ended September 30, 2020.
•Pre-tax losses decreased $8.7 million, or 26.1%, to $24.8 million for the three months ended September 30, 2021, compared with $33.5 million for the three months ended September 30, 2020.
•In the current quarter, we did not record a tax benefit on our pre-tax losses due to the ongoing valuation allowance against our net deferred tax assets for net operating loss carryforwards, which was established in the second quarter of 2021. We currently expect that these net deferred tax assets will be realizable; however, recognition of these amounts may not occur until the Company reports taxable income.

Non-GAAP Performance Measures

Non United States generally accepted accounting principles ("GAAP") measures do not replace the most directly comparable GAAP measures and we have included detailed reconciliations thereof on page 10.

We exclude the after-tax (using our statutory income tax rate) effects of the following items from GAAP net income (loss) to arrive at adjusted operating income (loss):

•Net realized and unrealized investment gains (losses);
•Gains (losses) associated with early extinguishment of debt;
•Merger and acquisition, integration and other strategic costs and the amortization of specifically identifiable intangibles (other than value of business acquired);
•Impairment of intangibles;
•Income (loss) from initial adoption of new regulations and accounting guidance; and

•Income (loss) from discontinued operations.

We also exclude the pre-tax effect of the first bullet above from GAAP revenues to arrive at adjusted operating revenues.

Management believes these non-GAAP performance measures allow for a better understanding of the underlying trend in our business, as the excluded items are not necessarily indicative of our operating fundamentals or performance.

Similarly, we exclude accumulated other comprehensive income (loss) ("AOCI") from book value per share to arrive at book value per share, excluding AOCI.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) Tuesday, November 9, 2021. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 2329424

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

FedNat Holding Company is a regional insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through its wholly owned subsidiaries FedNat Insurance Company, Maison Insurance Company and Monarch National Insurance Company, is focused on providing homeowners insurance in Florida, Texas, Louisiana, Alabama, South Carolina and Mississippi. More information is available at https://www.fednat.com/investor-relations/.

Forward-Looking Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:
•Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
•Descriptions of plans or objectives of management for future operations, insurance products or services;
•Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
•Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophe losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; the impact of the refocus of our operations on Florida; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims consistent with our contractual obligations; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
Bernard Kilkelly, Investor Relations (954) 308-1409,
or investorrelations@fednat.com

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended September 30,			Nine Months Ended September 30,
	2021	2020	% Change	2021	2020	% Change
Net Income (Loss) Attributable to Common Shareholders
Net income (loss)	$(24,781)	$(20,745)	19.5%	$(94,531)	$(40,091)	135.8%
Adjusted operating income (loss)	(26,007)	(21,501)	21.0%	(95,916)	(45,303)	111.7%

Per Common Share
Net income (loss) - diluted	$(1.42)	$(1.51)	(6.1)%	$(5.76)	$(2.89)	99.5%
Adjusted operating income (loss) - diluted	(1.49)	(1.57)	(5.0)%	(5.84)	(3.26)	79.1%
Dividends declared	—	0.09	(100.0)%	—	0.27	(100.0)%
Book value	4.08	14.69	(72.2)%	4.08	14.69	(72.2)%
Book value, excluding AOCI	3.94	13.54	(70.9)%	3.94	13.54	(70.9)%

Return to Shareholders
Repurchases of common stock	$—	$—	NCM	$—	$10,000	(100.0)%
Dividends declared	—	1,259	(100.0)%	—	3,819	(100.0)%
	$—	$1,259	(100.0)%	$—	$13,819	(100.0)%

Revenue
Total revenues	$66,724	$97,316	(31.4)%	$178,510	$347,034	(48.6)%
Adjusted operating revenues	65,451	95,992	(31.8)%	176,986	338,152	(47.7)%
Gross premiums written	157,003	180,152	(12.8)%	527,495	558,492	(5.6)%
Gross premiums earned	178,368	183,518	(2.8)%	535,848	538,988	(0.6)%
Net premiums earned	53,929	83,546	(35.4)%	129,155	300,934	(57.1)%

Ratios to Net Premiums Earned
Net loss ratio	110.6%	118.5%		143.3%	99.0%
Net expense ratio	54.8%	35.8%		61.8%	35.7%
Combined ratio	165.4%	154.3%		205.1%	134.7%

In-Force Homeowners Policies
Florida	168,000	217,000	(22.6)%	168,000	217,000	(22.6)%
Non-Florida	133,000	152,000	(12.5)%	133,000	152,000	(12.5)%
	301,000	369,000	(18.4)%	301,000	369,000	(18.4)%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Net premiums earned	$53,929	$83,546	$129,155	$300,934
Net investment income	1,685	2,404	5,092	9,637
Net realized and unrealized gains (losses)	1,273	1,324	10,949	8,882
Direct written policy fees	3,179	3,603	9,730	10,662
Other income	6,658	6,439	23,584	16,919
Total revenues	66,724	97,316	178,510	347,034

Costs and expenses:
Losses and loss adjustment expenses	59,644	99,016	185,090	297,862
Commissions and other underwriting expenses	23,591	24,580	61,977	90,205
General and administrative expenses	5,974	5,333	17,854	17,241
Interest expense	2,296	1,915	6,451	5,745
Total costs and expenses	91,505	130,844	271,372	411,053

Income (loss) before income taxes	(24,781)	(33,528)	(92,862)	(64,019)
Income tax expense (benefit)	—	(12,783)	1,669	(23,928)
Net income (loss)	$(24,781)	$(20,745)	$(94,531)	$(40,091)

Net Income (Loss) Per Common Share
Basic	$(1.42)	$(1.51)	$(5.76)	$(2.89)
Diluted	(1.42)	(1.51)	(5.76)	(2.89)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	17,445	13,708	16,417	13,890
Diluted	17,445	13,708	16,417	13,890

Dividends Declared Per Common Share	$—	$0.09	$—	$0.27

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In thousands)
Gross premiums written:
Homeowners Florida	$91,370	$106,101	$320,613	$339,799
Homeowners non-Florida	59,660	68,447	190,148	203,897
Federal flood	5,993	5,660	16,874	14,967
Non-core	(20)	(56)	(140)	(171)
Total gross premiums written	$157,003	$180,152	$527,495	$558,492

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In thousands)
Gross premiums earned:
Homeowners Florida	$108,193	$115,346	$326,956	$347,237
Homeowners non-Florida	65,017	63,759	194,160	179,071
Federal flood	5,178	4,469	14,872	12,851
Non-core	(20)	(56)	(140)	(171)
Total gross premiums earned	$178,368	$183,518	$535,848	$538,988

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In thousands)
Net premiums earned:
Homeowners Florida	$34,308	$54,326	$79,867	$190,627
Homeowners non-Florida	19,641	29,276	49,428	110,478
Non-core	(20)	(56)	(140)	(171)
Total net premiums earned	$53,929	$83,546	$129,155	$300,934

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$12,539	$13,736	$36,963	$41,181
All others	13,108	13,337	36,318	37,789
Ceding commissions	(16,546)	(7,909)	(55,991)	(13,969)
Total commissions	9,101	19,164	17,290	65,001

Fees	1,271	1,358	3,839	3,694
Salaries and wages	3,124	3,351	9,759	10,068
Other underwriting expenses	10,095	707	31,089	11,442
Total commissions and other underwriting expenses	$23,591	$24,580	$61,977	$90,205

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net loss ratio	110.6%	118.5%	143.3%	99.0%
Net expense ratio	54.8%	35.8%	61.8%	35.7%
Combined ratio	165.4%	154.3%	205.1%	134.7%
Gross loss ratio	371.4%	213.0%	211.4%	142.0%
Gross expense ratio	25.9%	20.6%	25.3%	22.5%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	September 30,	December 31,
	2021	2020
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value	$349,299	$488,210
Equity securities, at fair value	5,965	3,157
Total investments	355,264	491,367
Cash and cash equivalents	166,860	102,367
Prepaid reinsurance premiums	320,929	278,272
Premiums receivable, net of allowance	50,018	50,803
Reinsurance recoverable, net	959,263	413,026
Deferred acquisition costs, net	18,977	25,405
Current and deferred income taxes, net	29,776	35,035
Other assets	37,686	32,262
Total assets	$1,938,773	$1,428,537

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$1,037,537	$540,367
Unearned premiums	358,435	366,789
Reinsurance payable and funds withheld liabilities	306,679	202,827
Long-term debt, net of deferred financing costs	118,776	98,683
Deferred revenue	6,211	7,187
Other liabilities	39,912	54,524
Total liabilities	1,867,550	1,270,377
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 50,000,000 shares authorized; 17,446,930 and 13,717,908 shares issued and outstanding, respectively	174	137
Additional paid-in capital	185,799	169,298
Accumulated other comprehensive income (loss)	2,442	11,386
Retained earnings (deficit)	(117,192)	(22,661)
Total shareholders’ equity	71,223	158,160
Total liabilities and shareholders' equity	$1,938,773	$1,428,537

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands)
(Unaudited)

	As of or For the
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue
Total revenues	$66,724	$97,316	$178,510	$347,034
Less:
Net realized and unrealized investment gains (losses)	1,273	1,324	1,524	8,882
Adjusted operating revenues	$65,451	$95,992	$176,986	$338,152

Net Income (Loss)
Net income (loss)	$(24,781)	$(20,745)	$(94,531)	$(40,091)
Less:
Net realized and unrealized investment gains (losses)	1,273	793	1,524	5,320
Acquisition and strategic costs	(9)	(15)	(26)	(41)
Amortization of identifiable intangibles	(38)	(22)	(113)	(67)
Adjusted operating income (loss)	$(26,007)	$(21,501)	$(95,916)	$(45,303)

Income tax rate assumed for reconciling items above	—%	40.10%	—%	40.10%

Per Common Share
Book value	$4.08	$14.69	$4.08	$14.69
Less:
AOCI	0.14	1.15	0.14	1.15
Book value, excluding AOCI	$3.94	$13.54	$3.94	$13.54